Exhibit (8)(M)

PARTICIPATION AGREEMENT

among

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA,

DFA INVESTMENT DIMENSIONS GROUP INC.,

DIMENSIONAL FUND ADVISORS LP and

DFA SECURITIES LLC

THIS AGREEMENT, dated as of the 6th day of April, 2011, by and among Teachers Insurance and Annuity Association of America, a New York domiciled life insurance company (the “Company”), on its own behalf and on behalf of each segregated asset account of the Company set forth on Schedule A hereto as may be amended from time to time (individually and collectively referred to as the “Account”), DFA Investment Dimensions Group Inc. (the “Fund”), a Maryland corporation, Dimensional Fund Advisors LP, a Delaware limited partnership (the “Adviser”), and DFA Securities LLC, a Delaware limited liability company (the “Underwriter”).

WHEREAS, the shares of capital stock of the Fund are divided into several series of shares, each designated a “Portfolio” and representing the interest in a particular managed portfolio of securities and other assets;

WHEREAS, the Fund is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), and shares of the Portfolios are registered under the Securities Act of 1933, as amended (the “1933 Act”);

WHEREAS, the Adviser, which serves as investment adviser to the Fund, is duly registered as an investment adviser under the Investment Advisers Act of 1940, as amended;

WHEREAS, the Underwriter, which serves as distributor to the Fund, is registered as a broker-dealer with the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “1934 Act”), and is a member in good standing of the Financial Industry Regulatory Authority (“FINRA”);

WHEREAS, each Portfolio issues shares to the general public and to certain qualified pension and retirement plans;

WHEREAS, the Company has issued or will issue certain individual and group annuity contracts designed to fund tax qualified pension plans under Internal Revenue Code of 1986 (as amended, the “Code”) Sections 401(a), 403(a), 403(b), 414(d), 415(m) and 457, or certificates thereunder, set forth in Schedule A hereto, as it may be amended from time to time by mutual written agreement (the “Contracts”);

WHEREAS, the Account is duly established and maintained as a segregated asset account, duly established by resolution of the Board of Trustees of the Company, to set aside and invest assets attributable to the Contracts;

WHEREAS, the Company intends to purchase shares of other open-end management investment companies that offer shares to the general public to fund the Contracts;

WHEREAS, the Fund and the Underwriter know of no reason why shares in any Portfolio may not be sold to the separate accounts of insurance companies (“Participating Insurance Companies”) to fund variable annuity contracts sold to certain qualified pension and retirement plans as set forth herein; and

WHEREAS, to the extent permitted by applicable insurance laws and regulations, the Company intends to purchase shares in the Portfolios (and classes thereof) listed in Schedule B hereto, as it may be amended from time to time by mutual written agreement (the “Designated Portfolios”) on behalf of the Account to fund the aforesaid Contracts, and the Underwriter is authorized to sell such shares in the Designated Portfolios (and classes thereof) to the Account at net asset value.

NOW, THEREFORE, in consideration of their mutual promises, the Company on its own behalf and on behalf of the Account, the Adviser, the Fund, on its own behalf and on behalf of the Designated Portfolios, and the Underwriter agree as follows:

ARTICLE I. Sale of Fund Shares

1.1. The Fund has granted to the Underwriter authority to distribute the Fund’s shares (the “Shares”), and has agreed to instruct, and has so instructed, the Underwriter to make available to the Company, for purchase on behalf of the Account, Shares of the Designated Portfolios and classes thereof listed on Schedule B to this Agreement. Pursuant to such authority and instructions, and subject to Article VIII hereof, the Underwriter agrees to make the Shares available to the Company for purchase on behalf of the Account, such purchases to be effected at net asset value in accordance with Section 1.3 of this Agreement and in accordance with the terms of the Fund’s prospectus. Notwithstanding the foregoing, the Fund may suspend or terminate the offering of Shares of any Designated Portfolio or class thereof, if such action is required by law or by regulatory authorities having jurisdiction or if, in the sole discretion of the Board of Directors of the Fund (the “Board”) acting in good faith and in light of its fiduciary duties under federal and any applicable state laws, suspension or termination is necessary and in the best interests of the shareholders of such Designated Portfolio.

1.2. The Fund shall redeem, at the Company’s request, any full or fractional Shares held by the Company on behalf of the Account, such redemptions to be effected at net asset value in accordance with Section 1.3 of this Agreement and in accordance with the terms of the Fund’s prospectus. Notwithstanding the foregoing, (i) the Company shall not redeem Shares attributable to Contract owners except in the circumstances permitted in Section 8.3 of this Agreement, and (ii) the Fund may suspend, postpone or delay redemption of Shares of any Designated Portfolio to the extent permitted by the 1940 Act, and any rules, regulations, or orders thereunder.

1.3. The Fund hereby appoints the Company as an agent of the Fund for the limited purpose of receiving purchase and redemption requests on behalf of the Account (but not with respect to any Shares that may be held in the general account of the Company) for the Shares made available hereunder, based on allocations of amounts to the Account or subaccounts thereof under the Contracts and other transactions relating to the Contracts or the Account. The Company agrees to purchase and redeem the Shares of each Fund in accordance with the provisions of such prospectus. Notwithstanding the foregoing, the Fund acknowledges that the Company’s obligations with respect to frequent trading and redemption fees are set forth in Section 1.8. Receipt of any such request (or relevant transactional information therefor) on any day the New York Stock Exchange (“NYSE”) is open for trading and on which each Designated Portfolio calculates its net asset value pursuant to the rules of the SEC (a “Business Day”) by the Company as such limited agent of the Fund prior to the time that the Designated Portfolio ordinarily calculates its net asset value as described from time to time in the Fund’s prospectus (“Close of Trading”) (which as of the date of execution of this Agreement is 4:00 p.m. Eastern Time, either standard or daylight savings time, as applicable “E.T.”) shall constitute receipt by the Fund on that same Business Day, provided that the Fund receives notice of such request in accordance with Section 1.4 of this Agreement. The Company shall not aggregate orders received before the close of the NYSE with orders received at or after the close of the NYSE. The Company’s internal systems for processing and transmitting orders are reasonably designed to prevent orders received at or after the close of the NYSE from being aggregated with orders received before the close of the NYSE. Orders received in proper form by the Company after the Close of Trading on any Business Day shall be treated as if received on the next following Business Day. Each transmission of orders by the Company will constitute a representation that all purchase and redemption orders from the Account were received by the Company prior to 4:00 p.m. E.T. or the close of the NYSE, whichever is earlier, on the Business Day on which the purchase or redemption orders are transmitted, in accordance with Rule 22c-1 under the 1940 Act).

1.4. The Company and the Underwriter each represent that it or its respective agent is a member of the National Securities Clearing Corporation (“NSCC”) and each agrees that the terms and conditions of NSCC membership shall be incorporated herein. Each party shall act directly or through its respective agent according to the duties of an NSCC member and the procedures established by the NSCC specifically with respect to the transmission and acceptance of electronic instructions for the purchase and redemption of Shares; provided however, the following shall apply to all orders submitted to the Fund by the Company on behalf of the Account:

1.4(a)	Transmission of Instructions. For each Designated Portfolio and for each account maintained by the Company with such Designated Portfolio (each, a “Fund Account”), the Company shall transmit to NSCC (which shall forward the information to the transfer agent of the Fund), no more than ten aggregate purchase orders as follows:

(i)	five purchase orders for the Fund Accounts expressed in dollars (sent via NSCC’s DCC&S System); and

(ii)	five purchase orders for the Fund Accounts expressed in Shares (sent via NSCC’s DCC&S System);

and no more than ten aggregate redemption orders as follows:

(i) five redemption order for the Fund Accounts expressed in dollars (sent via NSCC’s DCC&S System); and

(ii) five redemption order for the Fund Accounts expressed in Shares (sent via NSCC’s DCC&S System);

each of which reflects the aggregated effect of all purchases and all redemptions of Shares of the Designated Portfolios in such categories, based upon instructions from each Account (collectively, “Instructions”) received prior to the Close of Trading on a given Business Day (“Trade Date”). “Business Day,” for the purposes of this Section 1.4, shall also include any day on which the NSCC’s system is open to transmit and settle orders, even if the NYSE is closed for trading on such day.

1.4(b)	Transmission Deadlines for the Fund Accounts. The transmission of orders for the Fund Accounts will be accepted by the Fund only if provided through NSCC’s DCC&S System in the file delivered to the Fund or its transfer agent prior to 6:30 a.m. E.T. (currently NSCC Cycle 8) on the next Business Day following the Trade Date. Any information delivered to the Fund after such 6:30 a.m. E.T. file is received will be rejected by the Fund or its transfer agent, subject to the Fund’s sole discretion to accept any trade.

In the event that NSCC systems are not functioning, or other automated means agreed upon among the parties (e.g., computer, etc.) for the placement of orders is unavailable, or there is a malfunction in The Company’s or its designee’s or agent’s systems on a given Business Day, in such circumstances, the Company may transmit Instructions to the Fund, its transfer agent or as otherwise directed by the Fund or the Adviser via facsimile by 8:30 a.m. E.T. on the next Business Day following the Trade Date. The Company must notify the Fund of the existence of any such Instructions, and the Fund and its transfer agent will use commercially reasonable efforts to process those Instructions in a mutually satisfactory manner. Notwithstanding the foregoing, on a limited basis, the Company may transmit instructions until 9:00 a.m. E.T. via NSCC Cycles 9 through 12 on the next Business Day following the Trade Date for corrections to Instructions already submitted for contingency purposes.

1.4(c)	Settlement. Except as otherwise expressly provided herein, aggregated purchase and net redemption transactions shall be settled in accordance with NSCC rules and procedures.

In the event that NSCC systems are not functioning on a given Business Day (1) for net purchase Instructions, the Company shall wire payment, or arrange for payment to be wired by the Company’s designated bank or custodian, in immediately available funds, to the Designated Portfolio’s custodial account at the Fund’s custodian; and (2) for net redemption Instructions, the Fund or its transfer agent shall wire payment, or arrange for payment to be wired, in immediately available funds, to an account designated by the Company in writing. Wires from the Company must be received no later than the close of the Federal Reserve Wire Transfer System on the next day on which the Federal Reserve Wire Transfer System is open.

In the event that the total redemption order for any one Business Day shall exceed dollar limits set for a Designated Portfolio by the Fund, such Designated Portfolio shall have the option of (i) settling the redemption on the second Business Day following trade date through the NSCC’s money settlement process, (ii) settling the redemption outside of Fund/SERV, if necessary as determined in the discretion of the Fund, at any time within seven (7) days after receipt of the redemption order, in accordance with provisions of the 1940 Act, or (iii) in any other manner provided for in the Designated Portfolio’s then current prospectus(es) and statement of additional information.

Nothing herein shall prevent a Portfolio from delaying or suspending the right of purchase or redemption in accordance with the provisions of the Investment Company 1940 Act and the rules thereunder.

The Fund will not bear any responsibility whatsoever for the proper disbursement or crediting of redemption proceeds to Contract owners; the Company alone will be responsible for such actions.

1.4(d)	Errors. The Company shall be solely responsible for the accuracy of any Instruction transmitted to the Fund or its transfer agent via NSCC systems or otherwise, and the transmission of such Instruction shall constitute the Company’s representation to the Fund that the Instruction is accurate, complete and duly authorized by the Accounts that are purchasing or redeeming shares of the Designated Portfolio(s). The Company shall assume responsibility for any direct loss to the Fund, the Designated Portfolios or their transfer agent caused by unwinding the trade due to a cancellation or correction made subsequent to the date as of which an Instruction has been placed, and the Company will immediately pay such loss to the Adviser, the Fund or such Designated Portfolio(s) upon notification.

Each party shall notify the other parties of any errors or omissions in any information and interruptions in, or delay or unavailability of, the means of transmittal of any such information as promptly as possible. Each party agrees to maintain reasonable errors and omissions insurance coverage commensurate with the Company’s responsibilities under this Agreement.

The Company shall maintain a record of the total number of Shares of the Designated Portfolios which are so purchased, based on information provided by the Fund or its designee to the Company, and shall reconcile with the Fund on a periodic basis the number of shares of each Designated Portfolio attributable to the Account.

1.5. Issuance and transfer of the Shares will be by book entry only. Stock certificates will not be issued to the Company or the Account. Shares ordered from the Fund will be recorded in an appropriate title for the Account or the appropriate subaccount of such Account.

1.6. The Fund shall furnish notice through the NSCC system (or, if unavailable, in writing or via electronic mail ) to the Company as soon as reasonably practicable of any income, dividends, or capital gain distributions payable on any Shares. The Company, on its behalf and on behalf of the Account, hereby elects to receive all such income, dividends, and capital gain distributions as are payable on any Shares in the form of additional Shares of that Designated Portfolio. The Company reserves the right, on its behalf and on behalf of the Account, to revoke this election and to receive all such income, dividends, and capital gain distributions in cash. The Fund shall notify the Company promptly of the number of Shares so issued as payment of such dividends and distributions. It is the expectation of the parties hereto that the Company will investigate inquiries from plan participants relating to their interests in the Account and the Designated Portfolios, and will respond to communications from participants and other persons having an interest in the Shares held on behalf of the Account.

1.7. The Fund shall make the net asset value per share for each Fund available to the Company on a daily basis as soon as reasonably practicable after the net asset value per share is calculated (normally by 6:30 p.m. E.T.) and shall use commercially reasonable efforts to make such net asset value per share available by 7:00 p.m. E.T. Any material error (as determined by SEC guidelines) in the calculation or reporting of the closing net asset value per Share shall be reported promptly upon discovery to the Company. In the event of an error in the computation of a Designated Portfolio’s net asset value per share, the Fund will follow its then current policy adopted for the sale and distribution of shares of the Designated Portfolio regarding appropriate error correction standards. Any gain to the Company or the Account attributable to the incorrect calculation or reporting of a Designated Portfolio’s daily net asset value shall be immediately returned to the Designated Portfolio. The Company agrees to make commercially reasonable efforts to recover from the Account any material losses incurred by the Adviser, the Fund or the Designated Portfolios as a result of the foregoing.

1.8. The Company acknowledges that, if it offers Shares of the Fund that assess redemption fees and its customers hold accounts that are not exempt from such fee, it has in place the policies, procedures and internal controls reasonably designed to assess the fees from any such account whose Shares are subject to the fee and agrees to assess the fees and forward the fee to the Fund or advise the Underwriter of any orders subject to the fee at the time of the redemption so the Underwriter can properly assess the fee. The Fund, Adviser and Underwriter acknowledge that the Company applies an Account-level frequent trading policy for Contract owner transactions and will not be applying any frequent trading policy of the Fund to such Contract owner transactions. However, the Company agrees to provide, promptly upon request by the Underwriter, the information provided in Schedule C attached hereto and made a part hereof.

1.9. The parties hereto acknowledge that the arrangement contemplated by this Agreement is not exclusive; the Fund’s Shares may be sold to other investors and the cash value of the Contracts may be invested in other investment companies.

1.10 The Company shall provide the Fund or its designee, within ten (10) business days of the end of each quarter, with a report, substantially in the form attached hereto as Schedule D (or as otherwise agreed upon by the parties), as of the end of the prior quarter.

ARTICLE II. Representations and Warranties

2.1. The Company represents and warrants that the Contracts (i)(a) are, or prior to issuance will be, registered under the 1933 Act, or (b) are not registered because they are properly exempt from registration under the 1933 Act or will be offered exclusively in transactions that are properly exempt from registration under the 1933 Act, and (ii) are currently and at the time of issuance will be treated as annuity contracts under applicable provisions of the Code, that it will maintain such treatment and that it will notify the Fund immediately upon having a reasonable basis for believing that the Contracts have ceased to be so treated or that they might not be so treated in the future. The Company further represents and warrants that the Contracts will be issued and sold in compliance in all material respects with all applicable federal securities and state securities and insurance laws, and the disclosure contained in the applicable offering documents for the Account does not contain any untrue statements of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and such disclosure meets all legal requirements of applicable federal securities and state securities and insurance laws and regulations. The Company represents and warrants that all current and future offering documents with respect to the Account and other materials that mention the Company, the Fund, the Designated Portfolio, the Underwriter or the Adviser shall meet the requirements described in the prior sentence; provided, however, that the Company shall not be responsible for any disclosure contained in the Fund’s current prospectus(es) describing the Designated Portfolio or the Fund’s registration statement or Statement of Additional Information (“SAI”) as filed with the SEC or any information that the Fund or its Adviser has provided to the Company for the purpose of providing such information to Contract owners through incorporation of such information in the Accounts’ offering documents. The Company and the Accounts are duly authorized to acquire Shares of the Designated Portfolios as contemplated by the terms of this Agreement. The Company represents and warrants that it shall deliver such prospectuses, statements of additional information, proxy statements and periodic reports of the Fund as required to be delivered under applicable federal or state law and interpretations of federal and state securities regulators thereunder in connection with the offer, sale or acquisition of the Contracts. The Company further represents and warrants that it is an insurance company, within the meaning of Section 816(a) of the Code, duly organized and in good standing under applicable law, that it has legally and validly established the Account prior to any issuance or sale thereof as a segregated asset account under New York insurance laws, and that it (a) has registered or, prior to any issuance or sale of the Contracts, will register the Account as a unit investment trust in accordance with the provisions of the 1940 Act to serve as a segregated investment account for the Contracts, or alternatively (b) has not registered the Account in proper reliance upon an exclusion from registration under the 1940 Act.

The Company shall register and qualify the Contracts or interests therein as securities in accordance with the laws of the various states only if and to the extent deemed advisable by the Company. The Company acknowledges that the Fund does not intend to satisfy, and that an investment in a Designated Portfolio does not satisfy, the diversification requirements applicable to variable contracts, which are segregated asset accounts under the Code, including, without limitation, Section 817(h) of the Code and the applicable Treasury regulations promulgated thereunder. None of the Fund, the Adviser or the Underwriter makes any representation or warranty to the Company, any plans or their participants as to the suitability of the Designated Portfolios as an investment that satisfies any diversification requirement under the Code.

2.2. The Fund represents and warrants that Shares sold pursuant to this Agreement shall be registered under the 1933 Act, duly authorized for issuance and sold in compliance with applicable state and federal securities laws including without limitation Rule 498 of the 1933 Act, and that the Fund is and shall remain registered under the 1940 Act. The Fund shall amend the registration statement for the Shares under the 1933 Act and the 1940 Act from time to time as required in order to effect the continuous offering of the Shares. The Underwriter has informed the Company as to the states and jurisdictions in which the Shares have been qualified for sale under, or are exempt from the requirements of, the respective securities laws of such states and jurisdictions as of the date of this Agreement. Underwriter hereby undertakes to advise Company promptly, in writing, of any changes to the list of jurisdictions.

2.3. To the extent permitted by applicable laws and to the extent notified thereof in writing by the Company, the Fund and the Underwriter agree to reasonably cooperate in furnishing information and including without limitation cooperating with the Company’s preparation and filing of sales literature for the Contracts as may be required by applicable state insurance laws to enable the Company to obtain the authority needed to issue the Contracts in any applicable state.

2.4. The Fund represents that it is lawfully organized and validly existing under the laws of the State of Maryland and that it does and will comply, in all material respects, with the 1940 Act. The Fund represents and warrants that it is, or prior to the date of this Agreement will be, qualified as a Regulated Investment Company under Subchapter M of the Code, and that it will make every effort to maintain such qualification (under Subchapter M or any successor or similar provisions) and that it will notify the Company immediately upon having a reasonable basis for believing that it has ceased to so qualify or that it might not so qualify in the future.

2.5. The Underwriter represents and warrants that it is a limited liability company duly organized and existing in good standing under the laws of the State of Delaware, and is authorized to enter into and perform this Agreement as principal underwriter for the Fund. The Underwriter represents and warrants that it is in material conformity with all applicable federal and state laws and related regulations, is a member in good standing of FINRA, and is registered as a broker-dealer with the SEC. The Underwriter further represents that it will sell and distribute the Shares in accordance with any applicable state and federal securities laws.

2.6. The Fund and the Underwriter represent and warrant that all of their trustees/directors, officers, employees, investment advisers, and other individuals or entities dealing with the money and/or securities of the Designated Portfolio are and shall continue to be at all times covered by a blanket fidelity bond or similar coverage for the benefit of the Fund in an amount not less than the minimum coverage as required currently by Rule 17g-1 of the 1940 Act or related provisions as may be promulgated from time to time. The aforesaid bond shall include without limitation coverage for larceny and embezzlement and shall be issued by a reputable bonding company.

2.7. The Adviser represents and warrants that it is authorized to enter into and perform this Agreement, and is an investment adviser registered under the Investment Advisers Act of 1940, as amended.

ARTICLE III. Fund Documents and Proxy Statements; Voting

3.1(a) The Fund will provide to the Company with a reasonable quantity of Fund Documents that the parties agree to be legally sufficient. The term “Fund Documents” shall mean the Fund’s current prospectuses, SAIs and most recent annual and semi-annual reports to shareholders under Rule 30e-1 of the 1940 Act. For the avoidance of doubt but not in limitation of the foregoing, the parties agree that quantities of the Fund’s SAIs to meet requests for copies of such documents by Contract Owners is deemed to be legally sufficient.

3.1(b) To the extent permitted under applicable laws, the Fund will work with the Company so as to enable the Company to make changes to its prospectus or registration statement, in an orderly manner. As of the date of this agreement, the Fund does not use nor intend to use a summary prospectus in compliance with Rule 498 of the 1933 Act. To the extent the Fund intends to use a summary prospectus, it shall give the Company at least 30 days prior notice and negotiate in good faith with the Company an amendment to this Agreement with terms and conditions that relate to the use of a summary prospectus.

3.1(d) At the Company’s request, Underwriter and the Fund will provide the Company with URLs to the Fund Documents for use with Company’s electronic delivery of Fund Documents or on the Company’s website. Underwriter and the Fund will be responsible for ensuring the integrity of the URLs and for maintaining the Fund Documents on the site to which such URLs originally navigate to. The Fund or Underwriter will provide to the Company in PDF or camera-ready form and electronic form otherwise suitable for printing or duplication and as agreed to by the parties at least one complete copy of all Fund Documents that relate to the Designated Portfolio or the Shares. The Fund or Underwriter shall provide the Company with a copy, in PDF or camera-ready form and electronic form otherwise suitable for printing or duplication and as agreed to by the parties, any supplement to any Fund Document promptly after the filing of such document(s) with regulatory authorities. The Fund or Underwriter will provide to the Company in PDF or camera-ready form and electronic form otherwise suitable for printing or duplication and as agreed to by the parties, proxy statements promptly after the filing of such document(s) with the SEC, or upon request by the Company, sales literature and other promotional materials after the filing of such document(s) with regulatory authorities.

3.1(e) The Company represents and warrants that it will respond to requests for additional fund documents made by Contract owners directly to the Company or one of its affiliates.

3.2. For purposes of assisting the Company in satisfying its legal obligations under federal securities laws, the Fund shall provide the Company with information regarding the Fund’s expenses, which information may include a table of fees and related narrative disclosure for use in any prospectus or other descriptive document relating to a Contract.

3.3(a) The Fund, at its or the Underwriter’s expense, shall provide the Company with copies of its proxy materials, reports to shareholders, and other communications to shareholders in such quantity as the Company shall reasonably require for distributing to Contract owners. The Fund will provide the Company with as much notice as is reasonably practicable of any proxy solicitation for any Fund to enable it to solicit instructions from Contract owners, to the extent required by law. The Fund will work with the Company so as to enable the Company to solicit proxies from Contract owners in an orderly manner.

3.3(b) The Company shall:

(i)	solicit voting instructions from Contract owners;

(ii)	vote the Shares in accordance with instructions received from Contract owners; and

(iii)	vote Shares for which no instructions have been received from Contract owners in the same proportion as Shares of such Designated Portfolio for which instructions have been received,

so long as and to the extent that the SEC continues to interpret the 1940 Act to require pass-through voting privileges for variable contract owners or to the extent otherwise required by law. The Company will vote Shares held in any Account in the same proportion as Shares of such Portfolio for which voting instructions have been received from Contract owners, to the extent permitted by law.

ARTICLE IV. Sales Material and Information

4.1. Except as permitted in Section 4.2, the Company shall furnish, or shall cause to be furnished, to the Fund or its designee, each piece of sales literature or other promotional material that the Company develops and in which the Fund (or a Designated Portfolio thereof) or the Adviser or the Underwriter is named. No such material shall be used until approved by the Fund or its designee. The Fund or its designee will be deemed to have approved such sales literature or promotional material unless the Fund or its designee objects or provides comments to the Company within fifteen Business Days after receipt of such material. The Fund or its designee reserves the right to object to the use of any such sales literature or other promotional material in which the Fund (or a Designated Portfolio thereof) or the Adviser or the Underwriter is named, and no such material shall be used if the Fund or its designee so object.

4.2. The Company is not authorized to make any representations concerning Shares except those contained in the then current prospectuses and other information provided by the Fund or

Underwriter, or as otherwise agreed to by the Fund or Underwriter. The Company agrees not to use other advertising or sales material relating to the Fund unless approved by the Fund or Underwriter in advance of such use; provided, however, that the Company is authorized to: (a) identify the Fund in a listing of mutual funds that the Company may make available to eligible investors; (b) use logos, trade names, trademarks, and service marks of the Fund in finalist presentations with Plan sponsors and institutional-use only brochures for Plan sponsors and consulting firms to illustrate that the Designated Portfolios are available via Contracts that are funded thereby; (c) use information obtained from publicly available databases maintained by reputable independent third-party sources such as Morningstar, Inc. and Ibbotson, provided such data is properly attributed to its source by the Company; and (d) use other supplemental material relating to the Designated Portfolios without approval by the Fund or the Underwriter in advance of such use as otherwise may be reasonably necessary for Company to perform the services and its duties and obligations under this Agreement.

4.3. The Fund and the Underwriter, or their designee, shall furnish, or cause to be furnished, to the Company, each piece of sales literature or other promotional material that they develop and in which the Company, and/or the Account, is named. No such material shall be used until approved by the Company, which shall make a reasonable effort to respond to a request for approval within ten Business Days after receipt of such material. The Company reserves the right to object to the continued use of any such sales literature or other promotional material in which the Company and/or its Account is named, and no such material shall be used if the Company so objects.

4.4. The Fund and the Underwriter shall not give any information or make any representations on behalf of the Company or concerning the Company, the Account, or the Contracts other than the information or representations contained in registration statement or prospectus for the Contracts (which shall include without limitation an offering memorandum, if any, if the Contracts issued by the Company or interests therein are not registered under the 1933 Act), or SAI for the Contracts, as they may be amended or supplemented from time to time, or in published reports for the Account which are in the public domain or approved by the Company for distribution to Contract owners, or in sales literature or other promotional material approved by the Company or its designee, except with the permission of the Company.

4.5. For purposes of this Article IV, the phrase “sales literature and other promotional materials” includes, but is not limited to, any of the following that refer to the Fund or any affiliate of the Fund: advertisements (such as material published, or designed for use in, a newspaper, magazine, or other periodical, radio, television, telephone or tape recording, videotape display, signs or billboards, motion pictures, or other public media), sales literature (i.e., any written communication distributed or made generally available to customers or the public, including without limitation brochures, circulars, reports, market letters, form letters, seminar texts, reprints or excerpts of any other advertisement, sales literature, or published article), educational or training materials or other communications distributed or made generally available to some or all agents or employees, and registration statements, prospectuses, SAIs, shareholder reports, proxy materials, and any other communications distributed or made generally available with regard to the Fund.

ARTICLE V. Fees and Expenses

5.1. All expenses incident to performance by the Fund under this Agreement or as required under applicable law shall be paid by the Fund. The Company shall bear none of the expenses for the costs of registration of the Designated Portfolios’ shares, or the preparation and filing of Fund Documents and proxy materials. The expense of printing and distributing to the Company a legally sufficient number of Fund Documents and proxies shall be paid by the Fund or its Adviser, as appropriate. The Fund shall bear the cost of printing and delivering Fund Documents and proxies to existing Contract owners. The Company shall pay the cost of distributing Fund Documents to new Contract owners. The Fund will notify the Company regarding upcoming proxy solicitations at approximately the same time the proxy solicitation in question is sent to other intermediaries that hold shares of the Designated Portfolios.

5.2. The Underwriter, the Adviser, the Fund and the Designated Portfolios shall pay no fee or other compensation to the Company under this Agreement.

5.3 All expenses incident to performance by the Underwriter under this Agreement or applicable law shall be paid by the Underwriter. Except as noted in Section 5.1, all expenses incident to performance by the Company under this Agreement or applicable law shall be paid by the Company.

ARTICLE VI. Indemnification

6.1.	Indemnification By the Company

6.1(a) The Company agrees to indemnify and hold harmless each of the Fund, the Designated Portfolios, the Adviser and the Underwriter and each of its respective trustees/directors and officers, and each person, if any, who controls the Fund, the Designated Portfolios, the Adviser or the Underwriter within the meaning of Section 15 of the 1933 Act or who is under common control with the Underwriter (collectively, the “Fund Indemnified Parties” for purposes of this Section 6.1) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Company) or litigation (including legal and other expenses), to which the Fund Indemnified Parties may become subject under any statute or regulation, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) or settlements that:

(i) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact regarding the Fund, Adviser, Underwriter or any Designated Portfolio contained in the registration statement or profile or prospectus or SAI or sales literature of the Contracts (or any amendment or supplement to any of the foregoing), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this Agreement to indemnify shall not apply as to any Fund Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and in conformity with information furnished to the Company by or on behalf of the Underwriter, Adviser, or the Fund for use in the registration statement, profile, prospectus or SAI for the

Contracts or in sales literature (or any amendment or supplement) or otherwise for use in connection with the sale of the Contracts or Shares;

(ii) arise out of or as a result of statements or representations (other than statements or representations contained in the registration statement, prospectus, SAI or sales literature not supplied by the Company, or persons under its control) or wrongful conduct of the Company, or persons under its control, with respect to the sale or distribution of the Contracts or Fund Shares;

(iii) arise out of any untrue statement or alleged untrue statement of a material fact contained in a registration statement, prospectus, SAI or sales literature covering the Designated Portfolios, or any amendment thereof or supplement thereto, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statement or statements therein not misleading, if such statement or omission was made in reliance upon information furnished to the Fund by or on behalf of the Company;

(iv) arise as a result of any failure by the Company to provide the services and furnish the materials under the terms of this Agreement; or

(v) arise out of or result from any breach of any representation and/or warranty made by the Company in this Agreement or arise out of or result from any other breach of this Agreement by the Company;

as limited by and in accordance with the provisions of Sections 6.1(b) and 6.1(c) hereof.

6.1(b) The Company shall not be liable under this indemnification provision with respect to any losses, claims, damages, liabilities or litigation to which a Fund Indemnified Party would otherwise be subject by reason of such Fund Indemnified Party’s willful misfeasance, bad faith, or gross negligence in the performance of such Fund Indemnified Party’s duties or by reason of such Fund Indemnified Party’s reckless disregard of its obligations or duties under this Agreement.

6.1(c) The Company shall not be liable under this indemnification provision with respect to any claim made against a Fund Indemnified Party unless such Fund Indemnified Party shall have notified the Company in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Fund Indemnified Party (or after such Fund Indemnified Party shall have received notice of such service on any designated agent), but failure to notify the Company of any such claim shall not relieve the Company from any liability which it may have to the Fund Indemnified Party against whom such action is brought otherwise than on account of this indemnification provision. In case any such action is brought against a Fund Indemnified Party, the Company shall be entitled to participate, at its own expense, in the defense of such action. The Company also shall be entitled to assume the defense thereof, with counsel satisfactory to the party named in the action. After notice from the Company to such party of the Company’s election to assume the defense thereof, the Fund Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and the

Company will not be liable to such party under this Agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation.

6.1(d) The Fund Indemnified Parties will promptly notify the Company of the commencement of any litigation or proceedings against them in connection with the issuance or sale of the Fund Shares as investment media for the underlying subaccounts of the Contracts.

6.2. Indemnification by the Underwriter and Adviser

6.2(a) The Underwriter and Adviser agree to indemnify and hold harmless the Company and each of its directors and officers and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act (collectively, the “Company Indemnified Parties” for purposes of this Section 6.2) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Underwriter and Adviser) or litigation (including legal and other expenses) to which the Company Indemnified Parties may become subject under any statute or regulation, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) or settlements that:

(i) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the registration statement or profile or prospectus or SAI or sales literature of the Fund (or any amendment or supplement to any of the foregoing), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this Agreement to indemnify shall not apply as to any Company Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and in conformity with information furnished to the Underwriter, Adviser, or the Fund by or on behalf of the Company for use in the registration statement, profile, prospectus or SAI for the Fund or in sales literature (or any amendment or supplement) or otherwise for use in connection with the sale of the Contracts or Fund Shares;

(ii) arise out of or as a result of statements or representations (other than statements or representations contained in the registration statement, prospectus, SAI or sales literature for the Contracts not supplied by the Underwriter, Adviser, or persons under their control) or wrongful conduct of the Fund or the Underwriter, the Adviser, or persons under their control, with respect to the sale or distribution of the Contracts or Fund Shares;

(iii) arise out of any untrue statement or alleged untrue statement of a material fact contained in a registration statement, prospectus, SAI or sales literature covering the Contracts, or any amendment thereof or supplement thereto, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statement or statements therein not misleading, if such statement or omission was made in reliance upon information furnished to the Company by or on behalf of the Fund, the Underwriter, or the Adviser;

(iv) arise as a result of any failure by the Fund, the Underwriter, or the Adviser to provide the services and furnish the materials under the terms of this Agreement (including without limitation a failure of the Fund, whether unintentional or in good faith or otherwise, to comply with the qualification requirements specified in Section 2.4 of this Agreement);

(v) arise out of or result from any breach of any representation and/or warranty made by the Fund, the Underwriter, or the Adviser in this Agreement or arise out of or result from any other breach of this Agreement by the Fund, the Underwriter, or the Adviser; or

(vi) arise out of or result from the materially incorrect or untimely calculation or reporting of the daily net asset value per share or dividend or capital gain distribution rate;

as limited by and in accordance with the provisions of Sections 6.2(b) and 6.2(c) hereof.

6.2(b) The Underwriter and Adviser shall not be liable under this indemnification provision with respect to any losses, claims, damages, liabilities or litigation to which a Company Indemnified Party would otherwise be subject by reason of such Company Indemnified Party’s willful misfeasance, bad faith, or gross negligence in the performance or such Company Indemnified Party’s duties or by reason of such Company Indemnified Party’s reckless disregard of its obligations and duties under this Agreement or to the Company or the Account, whichever is applicable.

6.2(c) The Underwriter and Adviser shall not be liable under this indemnification provision with respect to any claim made against a Company Indemnified Party unless such Company Indemnified Party shall have notified the Underwriter and the Adviser in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Company Indemnified Party (or after such Company Indemnified Party shall have received notice of such service on any designated agent), but failure to notify the Underwriter and the Adviser of any such claim shall not relieve the Underwriter and the Adviser from any liability which they may have to the Company Indemnified Party against whom such action is brought otherwise than on account of this indemnification provision. In case any such action is brought against the Company Indemnified Party, the Underwriter and the Adviser will be entitled to participate, at their own expense, in the defense thereof. The Underwriter and the Adviser also shall be entitled to assume the defense thereof, with counsel satisfactory to the party named in the action. After notice from the Underwriter or the Adviser to such party of the Underwriter’s or the Adviser’s election to assume the defense thereof, the Company Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and the Underwriter or the Adviser will not be liable to such party under this Agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation.

6.2(d) The Company Indemnified Party will promptly notify the Underwriter and the Adviser of the commencement of any litigation or proceedings against it or any of its officers or directors in connection with the issuance or sale of the Shares as part of the Contracts.

ARTICLE VII. Applicable Law

7.1. This Agreement shall be construed and the provisions hereof interpreted under and in accordance with the laws of the State of New York.

7.2. This Agreement shall be subject to the provisions of the 1933, 1934, and 1940 Acts, and the rules and regulations and rulings thereunder, including without limitation such exemptions from those statutes, rules, and regulations as the SEC may grant and the terms hereof shall be interpreted and construed in accordance therewith.

ARTICLE VIII. Termination

8.1. This Agreement shall continue in full force and effect until the first to occur of:

(a)	termination by any party, for any reason with respect to some or all Designated Portfolios, by 90 days-advance written notice delivered to the other parties;

(b)	termination by the Company, upon the Fund’s, Adviser’s or Underwriter’s breach of any material provision of this Agreement, which breach has not been cured to the satisfaction of the Company within fifteen days after written notice of such breach is delivered to the Fund, Adviser or Underwriter, as applicable;

(c)	termination by the Company by written notice to the Fund, the Adviser, and the Underwriter based upon the Company’s reasonable determination that the Shares are not available to meet the requirements of the Contracts;

(d)	at the option of the Company in the event that any Designated Portfolio ceases to qualify as a Regulated Investment Company under Subchapter M of the Internal Revenue Code or under any successor or similar provision, or if the Company reasonably believes that any Designated Portfolio may fail to so qualify, termination to be effective immediately upon notice to the Fund;

(e)	termination by the Company by written notice to the Fund, the Adviser, and the Underwriter in the event any of the Shares are not registered, issued, or sold in accordance with applicable state and/or federal law or such law precludes the use of such Shares as the underlying investment media of the Contracts issued or to be issued by the Company;

(f)	termination by the Company in the event that formal administrative proceedings are instituted against the Fund, the Adviser, or the Underwriter by FINRA, the SEC, or any state securities or insurance department, or any other regulatory body; provided, however, that the Company determines, in its sole judgment exercised in good faith, that any such administrative proceedings will have a material adverse effect upon the ability of the Fund, the Adviser, or the Underwriter to perform its obligations under this Agreement;

(g)	termination by the Company by written notice to the Fund, the Adviser, and the Underwriter, if the Company shall determine, in its sole judgment exercised in good faith, that the Fund, the Adviser, or the Underwriter has suffered a material adverse change in its business, operations, financial condition, or prospects since the date of this Agreement or is the subject of material adverse publicity;

(h)	termination by the Company upon any substitution of the shares of another investment company or series thereof for Shares in accordance with the terms of the Contracts, provided that the Company has given at least 45 days-prior written notice to the Fund, the Adviser, and the Underwriter of the date of substitution;

(i)	termination by the Fund, the Adviser or the Underwriter, upon the Company’s breach of any material provision of this Agreement, which breach has not been cured to the satisfaction of the Fund, the Adviser or the Underwriter, as applicable, within fifteen business days after written notice of such breach is delivered to the Company;

(j)	termination by the Fund, the Adviser or the Underwriter, if the Contracts are not registered, issued or sold in accordance with applicable federal and/or state law. Termination shall be effective immediately upon notice to the Company;

(k)	termination by the Fund, the Adviser, or the Underwriter in the event that formal administrative proceedings are instituted against the Company by FINRA, the SEC, the New York Insurance Commissioner, or like official of any state or any other regulatory body regarding the Company’s duties under this Agreement or related to the sale of the Contracts, the operation of the Account, or the purchase of the Shares; provided, however, that the Fund, the Adviser, or the Underwriter determines, in its sole judgment exercised in good faith, that any such administrative proceedings will have a material adverse effect upon the ability of the Company to perform its obligations under this Agreement; or

(l)	termination by the Fund, the Adviser, or the Underwriter by written notice to the Company, if the Fund, the Adviser, or the Underwriter, respectively, shall determine, in its sole judgment exercised in good faith, that the Company has suffered a material adverse change in its business, operations, financial condition, or prospects since the date of this Agreement or is the subject of material adverse publicity.

8.2. Notwithstanding any termination of this Agreement, the Fund, the Adviser, and the Underwriter shall, at the option of the Company, continue to make available additional Shares pursuant to the terms and conditions of this Agreement, for all Contracts in effect on the effective date of termination of this Agreement (the “Existing Contracts”) to the extent additional Shares are being made available to other shareholders of the Portfolio or to new investors, unless (1) the Company is able to obtain an order pursuant to Section 26(c) of the 1940 Act to permit the substitution of other securities for the Shares or (2) the Fund determines (either by its board of directors or by vote of the Portfolio’s shareholders) that a liquidation or merger of the Portfolio is in the best interest of the Portfolio or its beneficial owners (reasonable advance notice of election to merge or liquidate, as may be permitted by applicable laws, shall be provided to Company so that the Company may request an order or take other necessary action in connection with the substitution of the Shares for other securities). The Fund, Adviser and Underwriter agree to reasonably cooperate with the Company in seeking any order of substitution. The parties agree that this Section 8.2 shall not apply to any terminations under Section 8.1(h) of this Agreement.

8.3. The Company shall not redeem Shares attributable to the Contracts (as opposed to Shares attributable to the Company’s assets held in the Account) except (i) as necessary to implement Contract owner initiated or approved transactions, (ii) as required by state and/or federal laws or regulations or judicial or other legal precedent of general application (a “Legally Required Redemption”), (iii) upon 45 days-prior written notice to the Fund, the Adviser, and the Underwriter, as permitted by an order of the SEC pursuant to Section 26(c) of the 1940 Act, but only if a substitution of other securities for the Shares is consistent with the terms of the Contracts, or (iv) as permitted under the terms of the Contracts. Upon request, the Company will promptly furnish to the Fund, the Adviser, and the Underwriter reasonable assurance that any redemption pursuant to clause (ii) above is a Legally Required Redemption. Furthermore, except in cases where permitted under the terms of the Contacts, the Company shall not prevent Contract owners from allocating payments to a Designated Portfolio that was otherwise available under the Contracts without first giving the Fund, the Adviser, or the Underwriter 45 days-prior written notice of its intention to do so.

ARTICLE IX. Notices

Any notice shall be sufficiently given when sent by registered or certified mail to the other party at the address of such party set forth below or at such other address as such party may from time to time specify in writing to the other party.

If to the Fund:

DFA Investment Dimensions Group Inc.

6300 Bee Cave Road, Building One

Austin, TX 78746

Attention: Legal Department and Operations Supervisor

Telephone: (512) 306-7400

Facsimile: (512) 306-7499

If to the Company:

Teachers Insurance and Annuity Association of America

Institutional Product Management

730 Third Avenue

New York, New York 10017

Attention: Managing Director, Product Management

Telephone: (781) 314-2436

Facsimile: (781) 314-2420

With a copy to:         Teachers Insurance and Annuity Association of America

730 Third Avenue

New York, New York 10017

Attention: General Counsel, Product Development Management & Sales Law

Telephone: (212) 916-6973

Facsimile: (212) 916-6319

If to the Underwriter:

DFA Securities LLC

6300 Bee Cave Road, Building One

Austin, TX 78746

Attention: Legal Department and Operations Supervisor

Telephone: (512) 306-7400

Facsimile: (512) 306-7499

If to the Adviser:

Dimensional Fund Advisors LP

6300 Bee Cave Road, Building One

Austin, TX 78746

Attention: Legal Department and Operations Supervisor

Telephone: (512) 306-7400

Facsimile: (512) 306-7499

ARTICLE X. Miscellaneous

10.1. All persons dealing with the Fund must look solely to the property of the Fund, and in the case of a series company, the respective Designated Portfolios listed on Schedule B hereto as though each such Designated Portfolio had separately contracted with the Company and the Underwriter for the enforcement of any claims against the Fund. The parties agree that none of the Board, officers, agents, or shareholders of the Fund assume any personal liability or responsibility for obligations entered into by or on behalf of the Fund.

10.2. The parties will keep confidential any information regarding the Designated Portfolios, the Contracts and the Contract owners received in connection with providing services and meeting their respective obligations hereunder, except: (a) as necessary to provide services under this Agreement or otherwise meet their respective obligations under this Agreement; (b) as necessary to comply with applicable law; and (c) information regarding the Designated Portfolios which is otherwise publicly available. The parties will maintain internal safekeeping procedures to safeguard and protect the confidentiality of the data transmitted to another party or its designees or agents. In accordance with Section 248.11 of Regulation S-P (17 CFR 248.1–248.30) (“Reg S-P”), and any other applicable federal or state privacy laws and regulations, including without limitation 201 CMR 17.00 et seq. and applicable security breach notification regulations (collectively, “Privacy Laws”). Each party shall use such data solely to effect the services contemplated herein, and no party will directly, or indirectly through an affiliate, disclose any non-public personal information protected under Privacy Laws (“Non-public Personal Information”), as defined in Reg S-P, received from another party to any person that is not an affiliate, designee or agent of the receiving party and provided that any such information disclosed to an affiliate designee or agent will be under the same limitations on use and non-disclosure and will comply with all legal requirements. The Fund, Underwriter and Adviser will not use information, including without limitation Non-public Personal Information, directly or indirectly provided to them by the Company or its designees or agents pursuant to this Agreement for the purpose of marketing to Contract owners or any other similar purpose. Except for confidential information consisting of Non-Public Personal Information, which will be governed in all respects in accordance with the immediately preceding sentence, confidential information does not include information which (i) was publicly known and/or was in the possession of the party receiving confidential information (the “Receiving Party”) from other sources prior to the Receiving Party’s receipt of the confidential information from the party disclosing confidential information (the “Disclosing Party”), or (ii) is or becomes publicly available other than as a result of a disclosure by the Receiving Party or its representatives, or (iii) is or becomes available to the Receiving Party on a non-confidential basis from a source (other than the Disclosing Party) which, to the best of the Receiving Party’s knowledge, is not prohibited from disclosing such information to the Receiving Party by a legal, contractual or fiduciary obligation to the Disclosing Party.

10.3. Captions in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

10.4. This Agreement may be executed simultaneously in two or more counterparts, each of which taken together shall constitute one and the same instrument.

10.5. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby.

10.6. Each party hereto shall cooperate with each other party and all appropriate governmental authorities (including without limitation the SEC, FINRA, and state insurance regulators) and shall permit such authorities reasonable access to its books and records in connection with any investigation or inquiry relating to this Agreement or the transactions contemplated hereby. Notwithstanding the generality of the foregoing, each party hereto further agrees to furnish the New York Insurance Commissioner with any information or reports in connection with services provided under this Agreement which the New York Insurance Commissioner may request within its proper authority in order to ascertain whether the variable contract operations of the Company are being conducted in a manner consistent with the New York variable annuity laws and regulations and any other applicable law or regulations.

10.7. The rights, remedies, and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies, and obligations, at law or in equity, which the parties hereto are entitled to under state and federal laws.

10.8. This Agreement or any of the rights and obligations hereunder may not be assigned by any party without the prior written consent of all parties hereto.

10.9. Notwithstanding any termination of this Agreement, each party’s obligation under Article VI to indemnify the other parties shall survive.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed in its name and on its behalf by its duly authorized representative and its seal to be hereunder affixed hereto as of the date specified below.

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA, ON BEHALF OF ITSELF AND EACH SEGREGATED ASSET ACCOUNT SET FORTH ON SCHEDULE A:

By its authorized officer

By:
Name:
Title:
Date:

DFA INVESTMENT DIMENSIONS GROUP INC.

By its authorized officer

By:
Name:
Title:
Date:

DFA SECURITIES LLC

By its authorized officer

By:
Name:
Title:
Date:

DIMENSIONAL FUND ADVISORS LP

By: Dimensional Holdings Inc., its general partner

By:
Name:
Title:
Date:

SCHEDULE A

SEPARATE ACCOUNTS OF THE COMPANY

TIAA Separate Account VA-3

Dated: April 6, 2011

SCHEDULE B

DESIGNATED PORTFOLIOS AND CLASSES

Emerging Markets Portfolio (Institutional Class) of DFA Investment Dimensions Group Inc.

Dated: April 6, 2011

SCHEDULE C

PROVISION OF SHAREHOLDER INFORMATION

1.

Agreement to Provide Information. The Company (hereafter, an “Intermediary”) agrees to provide DFA Investment Dimensions Group Inc. (the “Fund”), upon written request, the taxpayer identification number (“TIN”), the Individual/International Taxpayer Identification Number (“ITIN”)[1], or other government-issued identifier (“GII”), if known, of any or all Shareholder(s) of the account and the amount, date, name or other identifier of any investment professional(s) associated with the Shareholder(s) or account (if known), and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of shares of the Fund (“Shares”) held through an account maintained by the Intermediary during the period covered by the request.

Unless otherwise specifically requested by a Fund, Intermediary shall not be required to provide the information on the following types of transactions: (1) purchases of Shares in connection with automated periodic or scheduled purchases of Shares pursuant to a contractual arrangement such as a salary reduction agreement or other type of scheduled Plan contribution; (2) redemptions of Shares in connection with automated periodic or scheduled redemptions of Shares pursuant to a contractual arrangement such as a Plan benefit payment; and (3) transfers or exchanges of Shares in connection with automated scheduled transfers or exchanges of Shares, such as through a “dollar cost averaging” program, asset allocation program or periodic “account rebalancing” program.

1.1.	Period Covered by Request. Unless otherwise directed by the Fund, Intermediary agrees to provide the information specified in Section 1 for each trading day within the scope of the request, which will not request transaction information older than 90 calendar days from the date of the request except as the Fund deems necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing dilution of the value of outstanding shares of the Fund.

1.2.	Form and Timing of Response.

1.2.1.

Intermediary agrees to provide, promptly upon request of the Fund or its designee, the requested information specified in Section 1. If requested by the Fund or its designee, Intermediary agrees to use reasonable efforts to

1	According to the IRS’ website, the ITIN refers to the Individual Taxpayer Identification number, which is a nine-digit number that always begins with the number 9 and has a 7 or 8 in the fourth digit, example 9XX-7X-XXXX. The IRS issues ITINs to individuals who are required to have a U.S. taxpayer identification number but who do not have, and are not eligible to obtain a Social Security Number (SSN) from the Social Security Administration (SSA). SEC Rule 22c-2 inadvertently refers to the ITIN as the International Taxpayer Identification Number.

determine promptly whether any specific person about whom it has received the identification and transaction information specified in Section 1 is itself a financial intermediary (“indirect intermediary”) and, upon further request of the Fund or its designee, promptly either (i) provide (or arrange to have provided) the information set forth in Section 1 for those shareholders who hold an account with an indirect intermediary, or (ii) restrict or prohibit the indirect intermediary from purchasing, in nominee name on behalf of other persons, securities issued by the Fund. Intermediary additionally agrees to inform the Fund whether it plans to perform (i) or (ii).

1.2.2.	Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the parties.

1.2.3.	To the extent practicable, the format for any transaction information provided to the Fund should be consistent with the NSCC Standardized Data Reporting Format.

1.3.	Limitations on Use of Information. The Fund agrees not to use the information received from the Intermediary for the Fund’s use in external solicitation or marketing to shareholders without the prior written consent of the Intermediary. The Fund is permitted to use the information received from the Intermediary for the Fund’s internal purposes, including monitoring compliance with the Fund’s internal policies, procedures and practices. The Fund agrees to keep any non-public information furnished by the Intermediary confidential consistent with this Agreement and the Fund’s then current privacy policy, except as necessary to comply with federal, state, or local laws, rules, or other applicable legal requirements.

2.	Agreement to Restrict Trading. Intermediary agrees to execute written instructions from the Fund to restrict or prohibit further purchases or exchanges of Shares by a Shareholder that has been identified by the Fund as having engaged in transactions in the Fund’s Shares (directly or indirectly through the Intermediary’s account) that violate policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund.

Unless otherwise specifically requested by the Funds and agreed to by Intermediary, Intermediary shall not be required to assess redemption fees on or restrict or prohibit the following types of transactions: (A) purchases of Shares (i) automatically pursuant to a contractual or systematic program or enrollment such as transfer of assets within a Contract to a Fund as a result of “dollar cost averaging” programs, asset allocation programs, or automatic rebalancing programs or (ii) pursuant to a Contract death benefit, one-time step-up in Contract value pursuant to a Contract death benefit, allocation of assets to a Fund through a Contract a result of payments such as loan repayments, scheduled contributions, retirement plan salary reduction contributions, or planned premium payments to the Contract, or pre-arranged transfers at the conclusion of a required free look period; (B) redemptions of Shares (i) automatically pursuant to a contractual or systematic program or enrollments such as transfers of assets within a Contract out of a Fund as a result of annuity payouts, loans, systematic withdrawal programs, asset allocation programs and automatic rebalancing programs; (ii) as a result of any deduction of charges or fees under a Contract; (iii) within a Contract out of a Fund as a result of scheduled withdrawals or surrenders from a Contract; or (iv) as a result of payment of a death benefit from a Contract; and (C) automated scheduled transfers or exchanges of Shares, such as through a “dollar cost averaging” program, asset allocation program, or periodic “account rebalancing” program, or pursuant to (A) or (B) above.

Non-routine inquiries with respect to market timing or written instructions from the Funds to restrict or prohibit further purchases or exchanges of Shares by any Shareholder that has been identified by the Fund as having engaged in transactions in Shares that violate policies established or utilized by Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by Fund (e.g., market timing and late trading policies) must be received by Intermediary at the following email address, or such other email address and/or facsimile number that Intermediary may communicate to the Fund in written correspondence from time to time:

Teachers Insurance and Annuity Association of America

8500 Andrew Carnegie Blvd.

Mail Stop: 8500/N4

Charlotte, NC 28262

Attention: Internal Transfers Business Unit

Email: 22c2@tiaa-cref.org

2.1.	Form of Instructions. Instructions to restrict or prohibit trading must include the TIN, ITIN, or GII, if known, and the specific restriction(s) to be executed. If the TIN, ITIN, or GII is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates.

2.2.	Timing of Response. Intermediary agrees to execute instructions from the Fund to restrict or prohibit trading as soon as reasonably practicable, but not later than five (5) business days after receipt of the instructions by the Intermediary.

2.3.	Confirmation by Intermediary. Intermediary must provide written confirmation to the Fund that instructions have been executed. Intermediary agrees to provide confirmation as soon as reasonably practicable, but not later than ten (10) business days after the instructions have been executed.

3.	Definitions. For purposes of this Schedule C:

3.1.

The term “Fund” includes the Fund’s principal underwriter and transfer agent. The term not does include any “excepted funds” as defined in SEC Rule 22c-2(b) under the Investment Company Act of 1940, as amended (the “1940 Act”).[2]

3.2.	The term “Shares” means the interests of Shareholders corresponding to the redeemable securities of record issued by the Fund under the 1940 Act that are held by the Intermediary.

3.3.	The term “Shareholder” means the beneficial owner of Shares, whether the Shares are held directly or by the Intermediary in nominee name; except:

3.3.1.	with respect to retirement plan recordkeepers, the term “Shareholder” means the Plan participant notwithstanding that the Plan may be deemed to be the beneficial owner of Shares; and

3.3.2.	with respect to insurance companies, the term “Shareholder” means the holder of interests in a variable annuity or variable life insurance contract issued by the Intermediary.

3.4.	The term “written” includes electronic writings and facsimile transmissions.

3.5.	The term “Intermediary” shall mean a “financial intermediary” as defined in SEC Rule 22c-2.3

3.6.	The term “purchase” does not include the automatic reinvestment of dividends.

3.7.	The term “promptly” as used in Section 1.2 shall mean as soon as practicable but in no event later than 10 business days from the Intermediary’s receipt of the request for information from the Fund or its designee.

D. Limitation of Liability. Nothing herein, nor any action or inaction by the Company, shall be construed as, or infer that the Company has undertaken any duty or obligation, other than that already imposed upon it pursuant to applicable law or regulation, whether expressed or implied, at law or in equity, to detect abusive trading activities pursuant to the Fund’s abusive trading procedures.

2	As defined in SEC Rule 22c-2(b), the term “excepted fund” means any: (1) money market fund; (2) fund that issues securities that are listed on a national exchange; and (3) fund that affirmatively permits short-term trading of its securities, if its prospectus clearly and prominently discloses that the fund permits short-term trading of its securities and that such trading may result in additional costs for the fund.
3	“Financial intermediary” is defined in SEC Rule 22c-2(c)(1) as: “(i) any broker, dealer, bank, or other entity that holds securities of record issued by the fund, in nominee name; (ii) a unit investment trust or fund that invests in the fund in reliance on section 12(d)(1)(E) of the Act (15 U.S.C. 80a-12(d)(1)(E)); and (iii) in the case of a participant-directed employee benefit plan that owns the securities issued by the fund, a retirement plan’s administrator under section 3(16)(A) of the Employee Retirement Income Security Act of 1974 (29 U.S.C. 1002(16)(A)) or any entity that maintains the plan’s participant records.”

SCHEDULE D

FORM OF QUARTERLY SALES REPORT

Plan Name	Fund Name	Ticker	Assets